Exhibit 10.8

April 22, 2009

Greg Hanson

SVP & GM, RealEstate.com & Tree.com

Dear Greg:

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tree.com, Inc. (“Company”) and you hereby agree as follows (“Severance Agreement”):

1.               In the event your employment is terminated by the Company without cause and for reasons unrelated to performance between today and December 31, 2010, the Company will pay severance to you in an amount equal to your monthly base salary then in effect for a period of six (6) months after your termination date (“Severance Payments”) if you comply with all of the following:

a.               You must assist and cooperate with the Company’s efforts for an effective and orderly transition of your responsibilities;

b.              You must comply with the restrictive covenants contained in Section 2 of this Severance Agreement (“Restrictive Covenants”) throughout the Restricted Period (as defined below);

c.               You must execute and deliver to the Company the Release Agreement referenced in Section 3 of this Severance Agreement (“Release”) and not revoke it; and

d.              You must comply with all other provisions of this Severance Agreement.

Please also be aware that any behavior detrimental to the Company (i.e., disparaging remarks about the Company or its leadership), including but not limited to your failure to keep confidential either the severance arrangement (or even disclosing the fact that you are eligible for a severance arrangement) or any potential organizational changes, will jeopardize your eligibility for severance benefits.

For the purposes of this Severance Agreement, “cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense or moral turpitude; (ii) a material breach of a fiduciary duty owed to the Company; (iii) the willful or gross neglect of the material duties required;  (iv) a violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest;  (v) the use of alcohol or illegal drugs that interferes materially with performance of duties; or (vi) your default of any agreement between you and Company or any of Company’s affiliates.

If the Company terminates your employment for cause or for reasons related to performance or if you resign or die, the Company shall have no obligation whatsoever under this Severance Agreement to pay all or any portion of the Severance Payments.  If matters constituting cause become known to the Company subsequent to the time that your employment is terminated, then the Company may, by delivery of written notice to you, treat such termination as being for cause and the Company shall have all rights and remedies available at law or in equity, including but not limited to the right to recover any and all Severance Payments.

In the event your employment is terminated by the Company without cause and for reasons unrelated to performance with an effective date after December 31, 2010, you will be eligible for severance pay subject to any conditions, and in accordance with any applicable Company severance policies, then in effect.

In the event your employment hereunder is terminated by the Company or the Company commits a material breach of this Agreement prior to the expiration of the Term for any reason other than your death or Disability or for Cause, any unvested RSUs granted in February 2009 and April 2009 that are scheduled to vest during the Severance Period shall vest immediately upon such termination or breach.  This paragraph shall be construed to providing additional vesting rights to you beyond those conferred in the Tree.com, Inc. Annual Stock and Incentive Plan (the “Plan”) and the related Award agreement, and nothing in this Agreement shall reduce any vesting rights otherwise conferred to you under the Plan or the Award agreement.

2.               In consideration of the compensation and other consideration given to you pursuant to this Severance Agreement, you understand and agree that the purpose of the provisions of this Section is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate your post-employment competition with the Company per se, nor is it intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor. You hereby acknowledge that the post-employment restrictions set forth in this Section are reasonable and that they do not, and will not, unduly impair your ability to earn a living after the termination of your employment with Company. You shall be subject to and agree to abide by the restrictions set forth in this Section.

a.               The following capitalized terms used in this Section shall have the meanings assigned to them below:

i.                  “Competitive Services” means Internet-based loan origination, Internet-based loan brokerage or Internet-based real estate brokerage services.

ii.               “Determination Date” means the date of termination of your employment with the Company for any reason whatsoever or any earlier date (during your employment) of an alleged breach of the Restrictive Covenants by you.

iii.            “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

iv.           “Principal Or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

v.              “Protected Customers” means any Person to whom the Company has sold its services or solicited to sell its services during the twelve (12) months prior to the Determination Date; provided, however, that Protected Customer shall not include any Person with which you can reasonably demonstrate that you had a pre-existing professional relationship prior to the commencement of your employment with the Company.

vi.           “Protected Employees” means employees of the Company who were employed by the Company at any time within six months prior to the Determination Date and with whom you had direct, personal and continuing dealings on behalf of the Company or whom you directly supervised.

vii.        “Restricted Period” means the period of your employment with Company and a period extending one year from the termination of your employment with Company.

b.              RESTRICTIVE COVENANTS.

i.                  Nonsolicitation of Protected Employees. You understand and agree that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period you shall not directly or indirectly on your own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

ii.               Restriction on Relationships with Protected Customers. You understand and agree that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, on your own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom you had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the Determination Date. For purposes of this Section, you had “Material Contact” with a Protected Customer if (a) you had direct business dealings with the Protected Customer on the Company’s behalf or (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Customer.

iii.            Covenant not to Compete.  You agree and covenant that during the Restrictive Period you will not, without Company’s prior written consent, which may be granted or withheld in the sole discretion of the Company, directly or indirectly, (i) for yourself; (ii) as a consultant, manager, supervisor, employee or owner; or (iii) as an independent contractor, engage in activities related to Competitive Services for any Person which markets, sells or otherwise provides Competitive Services in the geographical areas in which the Company does business; provided, however, that the ownership by you of not more than five percent (5%) of the shares of any publicly traded class of stock of any corporation shall not be deemed, in and of itself, to violate the foregoing prohibitions.

c.               ENFORCEMENT OF RESTRICTED COVENANTS.

i.                  Rights and Remedies upon Breach. In the event you breach, or threaten to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. In addition, the Restricted Period shall be extended for the period of any such breach or threatened breach.

ii.               Severability of Covenants. You acknowledge and agree that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Section shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision contained herein. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

iii.            Notice.  Before accepting employment or any consulting arrangement with any person, organization or entity during the Restricted Period, you agree to inform such person, organization or entity of the restrictions contained in this Severance Agreement.  If you accept employment or enter into any consulting arrangement with any person, organization or entity during the Restricted Period, you agree to promptly provide written notice to the Company of the name and address of any such person, organization or entity and describe the service which you will be providing.  On or after the effective date of such other employment or remunerative arrangement, any and all future Severance Payments shall be offset by any amounts so earned by you from such other employment or remunerative arrangement, and to the extent you have received payment for such other employment or arrangement while receiving Severance Payments, you shall promptly refund such Severance Payments to Company.

3.               The Company’s obligations with respect to the Severance Payments described herein shall be subject to and conditioned upon the performance of your obligations under this Agreement and your execution and delivery to the Company in a timely manner of the Release which will be provided to you at that time.  Under such Release, you will release all legal claims against Company and agree to mitigate severance pay if you should obtain other employment during the 6 month period.  If you are over age forty (40) at the time of entry into the Release, you will have a period of at least 21 days to decide whether to execute and deliver the Release and you will also have seven (7) calendar days from the date on which you sign the Release to revoke it.  Revocation must be in writing and received by the Company’s Human Resources Department in Charlotte, NC within such seven (7) day period to be effective.  Revocation or any failure to execute and deliver the Release as provided herein for any reason will result in your not being eligible to receive Severance Payments.

4.               Subject to the provisions hereof, the Severance Payments shall be payable on Company’s regularly scheduled paydays over the six (6) month period beginning on the next succeeding payroll processing date following 1) the expiration of the seven (7) day revocation period specified in Section 3; or 2) if such revocation period is not applicable your termination date,  in bi-weekly equal installments which will be subject to any and all applicable federal, state, and local withholdings or deductions and Company’s normal payroll procedures and schedule.

5.               You agree to keep secret and retain in strictest confidence, and shall not use for the benefit of yourself or others or disclose to others, any confidential and proprietary information of the Company, including but not limited to information and materials relating to the internal operations of the Company, its processes and procedures, trade “know-how”, sales, marketing and distribution methods and strategies, suppliers, customers, prospective customers, services, terms of contracts, pricing policies, business plans, research and development projects and any and all other business affairs of the Company (collectively, “Confidential Information”).  Confidential Information does not include any information or material generally available to the public. You agree that the existence of and the terms and provisions of this Agreement shall remain and be kept strictly confidential.  This confidentiality provision applies to and expressly prohibits all communications to any person or entity, including, without limitation, communications to any present, former or future Company employee.

6.               You agree that on or before the termination date of your employment, you will return to the Company all property and materials belonging to the Company in your possession, including but not limited to all laptops, cell phones, communication devices, Confidential Information, financial information, customer files, sales or marketing materials, documents, records, memoranda, notes, lists, computer files, and any and all other property, written materials and copies thereof, made available to you or made or compiled by you in any format.

7.               You agree to cooperate fully with the Company, its affiliates, and their respective legal counsel in connection with any disputes arising out of matters with which you were directly or indirectly involved while employed by Company.  This cooperation shall include, but shall not be limited to, meeting with, and providing information to the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel (outside and in-house counsel), and making yourself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company.

8.               Your employment by the Company is on an “at will” basis.  This Severance Agreement does not create an employment contract or affect the right of the Company to terminate your employment, or change the terms and conditions of such employment, at any time without notice.

9.               This Severance Agreement represents the entire agreement of the parties with respect to the subject matter hereof.  This Severance Agreement shall be governed by and construed under the laws of the State of North Carolina, without regard to any conflict of laws provisions.  No waiver, modification or amendment of any provision of this Severance Agreement shall be effective, binding or enforceable unless in writing and signed by both parties.

10.         Section 409A of the Internal Revenue Code.  This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  Notwithstanding the foregoing, if this Agreement or any benefit paid to Executive hereunder is subject to Section 409A and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period beginning on the date of a termination of employment hereunder shall be delayed during such six (6) month period and shall commence immediately following the end of such six (6) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly).  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

If you agree to the terms of this Severance Agreement, please sign and date the enclosed copy and return it to the undersigned at the above address.  By signing this Severance Agreement, you represent and agree that you have taken advantage of your right to consult with an attorney or have declined to do so, that you have carefully read and fully understand all of the provisions of this Severance Agreement and that you are voluntarily entering into this Severance Agreement.

Very truly yours,

TREE.COM, INC.

By:	/s/ Claudette Hampton

Title:	SVP, Human Resources

AGREED, this 28 day of April 2009.

Sign Name:	/s/ Greg Hanson

Print Name:	Greg Hanson